CONVENIENCE TRANSLATION
Exhibit 99.19
Dritte BV Gesellschaft mit beschränkter Haftung
Financial Statements for Fiscal 2005
Balance Sheet as of December 31, 2005
ASSETS

	Dec. 31, 2005	Dec. 31,2004
	EUR	EUR
Current assets

Receivables and other assets
Receivables from affiliated companies	10,743	7,423

Cash on hand, checks and balances with the Bundesbank and other banks	25,084	17,132
	35,827	24,555

	35,827	24,555

EQUITY AND LIABILITIES

	Dec. 31, 2005	Dec. 31, 2004
	EUR	EUR

Equity
Capital stock	25,000	25,000
Loss carried forward	(445)	(445)
Net income/loss	0	0

	24,555	24,555

Liabilities
Payables to affiliated companies	11,272	—

	35,827	24,555

CONVENIENCE TRANSLATION
Dritte BV Gesellschaft mit beschränkter Haftung
Annual Financial Statements 2005
Income Statement for the Fiscal Year from January 1 to
December 31, 2005

	2005	2004
	EUR	EUR
General administration expenses	10,495	7,125
Other operating expenses	248	184

Income from ordinary operations	(10,743)	(7,309)
Income from loss transfer	10,743	7,309

Net income (loss)	0	0

CONVENIENCE TRANSLATION
Dritte BV Gesellschaft mit beschränkter Haftung
Financial Statements for Fiscal 2005
Notes to the financial statements
Accounting Policies
The annual financial statements for Dritte BV Gesellschaft mit beschränkter Haftung have been prepared in accordance with the provisions of the German Commercial Code (HGB) applicable to small limited liability companies as defined in § 267 para. 1 HGB. They are an amended version of the financial statements for 2005 dated January 30, 2005, which were published without delay immediately after submission to the company’s stockholder, Bayer AG, in compliance with the statutory regulations, but which have not yet been adopted. The original financial statements are appended to the restated financial statements.
The amendments to the balance sheet and income statement comprise renaming certain items. The prior-year figures previously stated in thousands of euros (EUR ’000) have been replaced by amounts in euros (EUR). Imprecise statements relating to accounting policies and valuation and recognition principles have been specified in more detail. Details of receivables due from the stockholder, Bayer AG, have been expanded.
The accounting and valuation principles used in previous year have been retained in these financial statements.
The income statement has been drawn up using the cost-of-sales method.
The parent company, Bayer AG, Leverkusen, Germany, prepares consolidated financial statements. The consolidated financial statements are deposited with the Commercial Register of the Local Court (Amtsgericht) in Cologne, HRB 48248, and have been published in the Federal Gazette (Bundesanzeiger).
Recognition and Valuation Principles
Receivables are stated at nominal value, less any necessary write-downs for amounts unlikely to be recovered.
Other liabilities are carried at nominal or redemption value, whichever is higher.
Notes to the Balance Sheet
Receivables from affiliated companies
The receivables are due from the company’s shareholder Bayer AG.
Cash on hand, checks and balances with the Bundesbank and other banks
The company has bank balances totaling €25,084 (December 31, 2004: €17,132).
Payables to affiliated companies
The payables are due to the company’s stockholder, Bayer AG. They are due within one year.

CONVENIENCE TRANSLATION
Other Information
Management
Dr. Armin Buchmeier, attorney-at-law
Joachim Reinders, business studies graduate (until April 15, 2005)
Dirk Rosenberg, business studies graduate (from April 16, 2005)
Leverkusen, June 30, 2006
Dritte BV Gesellschaft mit beschränkter Haftung
( Dr. Buchmeier ) ( Rosenberg )

CONVENIENCE TRANSLATION
Balance Sheet for
Dritte BV GmbH, Leverkusen,
as of December 31, 2005

Assets	December 31, 2004	31.12.2005
	EUR ’000	EUR
Current assets
Receivables and other assets

Receivables from affiliated [companies]	8	0
Receivables from Bayer Group companies	0	10,743

	8	10,743
Cash on hand and bank balances	17	25,084
	25	35,827

Equity and liabilities	Dec. 31. 2004	Dec. 31, 2005
	EUR ’000	EUR
Equity
Capital stock	25	25,000
Loss carried forward		445
	25	24,555
Liabilities

Payables to affiliated companies	0	11,272

	0	11,272
	25	35,827
     Note to contingent liabilities in accordance with § 251 of the German Commercial Code (HGB)

CONVENIENCE TRANSLATION
Income statement
for
Dritte BV GmbH, Leverkusen,
for the period from January 1, 2005 to December 31, 2005

	2004	2005
	EUR ’000	EUR
General administration expenses	(7)	(10,495)
Other operating expenses		(248)

Operating result	(7)	(10,743)
Non-operating result	0	0
Income from ordinary operations / earnings before income taxes	(7)	(10,743)
Income from loss transfer	7	10,743

Net income/loss	0	0

CONVENIENCE TRANSLATION
Notes to the Financial Statements
of Dritte BV GmbH, Leverkusen,
as of December 31, 2005
General
The accounting and valuation principles of Dritte BV GmbH used in the past have been retained in these financial statements.
To enhance clarity, certain items are combined in the income statement and balance sheet. These items are explained in the Notes.
The parent company, Bayer AG, Leverkusen, prepares consolidated financial statements that are available at the company’s headquarters.
Recognition and Valuation Principles
Receivables and other assets are recognized at nominal value. They are due within one year.
Other provisions are established to cover all foreseeable risks and uncertain liabilities. The provisions for uncertain liabilities reflect the amounts expected to be used.

CONVENIENCE TRANSLATION

Notes to the Balance Sheet
Receivables from and payables to affiliated companies have a term of less than one year.
The company has bank balances totaling €25,083.64.
Other Information
Management
The managing directors were:
Dr. Armin Buchmeier
Dirk Rosenberg
Leverkusen, January 30, 2006
Dritte BV GmbH
( Dr. Buchmeier ) ( Rosenberg )